Exhibit 99.1

TOREADOR’S AKKAYA-1 WELL PRODUCES NATURAL GAS OFFSHORE TURKEY

DALLAS, TEXAS – (May 31, 2005) – May 31, 2005--Toreador Resources Corporation (Nasdaq:TRGL) and its partners Stratic Energy Corporation and TPAO, the Turkish national oil company, report the Akkaya-1 delineation well in the Black Sea offshore Turkey has successfully tested natural gas. Gas is indicated by logs in zones located between approximately 1136 meters and 853 meters. The first gross interval perforated and tested was between 1135.5 meters and 1050.5 in which an 11 meter section tested at a sustained rate of approximately 7.6 million cubic feet of gas per day on a 36/64 inch choke at a flowing well head pressure of 913 pounds per square inch. Final shut-in pressure was 1395 pounds per square inch.

Other productive intervals are present between depths ranging from 927 meters to 853 meters. The company expects, following common industry practice, to ultimately perforate and produce an additional 36 meters of gas bearing sands uphole after the deeper zones described in the preceding paragraph are fully depleted. Therefore, the estimated net pay section in the Akkaya-1 well is 47 meters.

The Akkaya-1 well was drilled in the company's South Akcakoca Sub-Basin project about five miles offshore in the shallow waters of the western Black Sea. The well is productive from the Eocene-age Kusuri formation. The Akkaya well is the first confirmation well drilled after the successful completion of the Company’s Ayazli-1 well, which is located approximately 7 kilometers to the northwest, that was completed in September 2004.This Tertiary sequence that tested gas in the Ayazli-1 and the Akkaya-1 also tested gas in the nearby Akcakoca-1 well drilled by TPAO in 1976.

The Akkaya-1 well will be temporarily suspended as further development activity in the South Akcakoca Sub-Basin continues. The first Guardian II production sleeve has been moved by barge from the fabrication yard in Izmit, Turkey and is now anchored near the location to be prepared for installation during the second week in June. The "Prometheus" jackup rig supplied by Grup Servicii Petroliere (GSP) Romania, a Romanian drilling company, will be moved to a new location that is an immediate offset to the Ayazli-1 discovery well as soon as operations are

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complete at the current location. The company has previously reported that it would drill at least two and as many as seven more wells with the GSP rig.

The Akkaya-1 discovery supports Toreador's previous estimate of potential reserves in the South Akcakoca area of approximately 350 billion cubic feet of natural gas based on available information. Drilling costs for the Akkaya-1 well will be approximately $4.0 million. The well was spudded on May 5, 2005, and had reached a total depth of 1275 meters on May 25.

"Our success on the Akkaya-1 is particularly gratifying. First, this positive test is an immensely important step towards forwarding the economic and geologic validation of the South Akcakoca Sub-Basin Project. We are well on our way to developing the first offshore gas field on the Black Sea coast of the Republic of Turkey. In addition, there are analogs on our permits that offer outstanding potential for further exploration and development," said G. Thomas Graves III, Toreador President and Chief Executive Officer.

"Second, the Akkaya well demonstrates the ability of our project development team to move quickly and accomplish a great deal in what, especially by oil industry standards, has been a very short period of time. In less than nine months, we have shot and interpreted 190 kilometers of 3-D seismic, completed engineering and project design for the South Akcakoca Sub-Basin development program, finished fabrication on two shallow water production structures and have successfully drilled the first of a series of delineation wells. This truly establishes Toreador’s credentials as a capable international operating company," Graves added.

As operator of the well, Toreador has a 36.75% working interest, TPAO is the owner of a 51% working interest and Stratic holds a 12.25% working interest.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

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Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “probable reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2004, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO

214-559-3933 or 800-966-2141